Filed Pursuant to Rule 424(b)(5)
Registration No. 333-217087

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.080% Senior Notes due 2020	$1,000,000,000	99.985%	$ 999,850,000	$124,481.33
2.550% Senior Notes due 2022	$1,500,000,000	99.986%	$1,499,790,000	$186,723.86
2.930% Senior Notes due 2025	$1,500,000,000	99.985%	$1,499,775,000	$186,721.99
3.250% Senior Notes due 2028	$2,000,000,000	99.947%	$1,998,940,000	$248,868.03
4.030% Senior Notes due 2047	$2,250,000,000	99.844%	$2,246,490,000	$279,688.01

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement

(To prospectus dated March 31, 2017)

Northrop Grumman Corporation

$1,000,000,000 $1,500,000,000 $1,500,000,000 $2,000,000,000 $2,250,000,000	2.080% Senior Notes due 2020 2.550% Senior Notes due 2022 2.930% Senior Notes due 2025 3.250% Senior Notes due 2028 4.030% Senior Notes due 2047

We are offering $1,000,000,000 of our 2.080% Senior Notes due 2020 (the “2020 notes”), $1,500,000,000 of our 2.550% Senior Notes due 2022 (the “2022 notes”), $1,500,000,000 of our 2.930% Senior Notes due 2025 (the “2025 notes”), $2,000,000,000 of our 3.250% Senior Notes due 2028 (the “2028 notes”) and $2,250,000,000 of our 4.030% Senior Notes due 2047 (the “2047 notes”). We refer to the 2020 notes, the 2022 notes, the 2025 notes, the 2028 notes and the 2047 notes, together, as the “notes.” The 2020 notes will mature on October 15, 2020, the 2022 notes will mature on October 15, 2022, the 2025 notes will mature on January 15, 2025, the 2028 notes will mature on January 15, 2028 and the 2047 notes will mature on October 15, 2047, in each case, unless redeemed earlier. We will pay interest on the 2020 notes, the 2022 notes and the 2047 notes semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2018. We will pay interest on the 2025 notes and the 2028 notes semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2018. Interest on the notes will accrue from October 13, 2017.

We intend to use the net proceeds of this offering, together with cash on hand, to finance the Orbital ATK Acquisition (as defined herein) and to pay related fees and expenses. If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018, or if the Merger Agreement (as defined herein) is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition, then we will be required to redeem all of the outstanding 2020 notes, 2022 notes, 2025 notes and 2047 notes (collectively, the “Special Mandatory Redemption Notes”) at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to, but not including, the special mandatory redemption date (as defined herein). If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018, or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition, then we expect to use the net proceeds of the offering of the Special Mandatory Redemption Notes, together with cash on hand, to redeem such Special Mandatory Redemption Notes and the net proceeds from the offering of the 2028 notes for general corporate purposes, including debt repayment, share repurchases, pension plan funding, acquisitions and working capital. The proceeds of the offering of the Special Mandatory Redemption Notes will not be deposited into an escrow account pending any special mandatory redemption of such notes. The completion of this offering is not contingent on the consummation of the Orbital ATK Acquisition.

We may redeem the notes of a series at our option, as a whole or in part, at any time or from time to time, at the redemption prices for such series described in this prospectus supplement. The redemption provisions are more fully described in this prospectus supplement in the section titled “Description of notes—Optional redemption.” The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

The notes will be unsecured senior obligations of Northrop Grumman Corporation, which we refer to as Northrop Grumman. The notes will rank equally and ratably in right of payment with all Northrop Grumman’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any future indebtedness of Northrop Grumman that is subordinated to the notes.

Investing in the notes involves risks. See the section entitled “Risk factors” beginning on page S-11 of this prospectus supplement, in our Annual Report on Form 10-K for our fiscal year ended December 31, 2016 and in other documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discounts and commissions	Proceeds to Northrop Grumman, before expenses

Per 2020 note	99.985%	0.250%	99.735%

Total	$999,850,000	$2,500,000	$997,350,000

Per 2022 note	99.986%	0.350%	99.636%

Total	$1,499,790,000	$5,250,000	$1,494,540,000

Per 2025 note	99.985%	0.400%	99.585%

Total	$1,499,775,000	$6,000,000	$1,493,775,000

Per 2028 note	99.947%	0.450%	99.497%

Total	$1,998,940,000	$9,000,000	$1,989,940,000

Per 2047 note	99.844%	0.875%	98.969%

Total	$2,246,490,000	$19,687,500	$2,226,802,500
Total	$8,244,845,000	$42,437,500	$8,202,407,500

(1)	Plus accrued interest, if any, from October 13, 2017, if settlement occurs after that date.

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which will describe the terms of the offering, before you make your investment decision.

The underwriters expect to deliver the notes to purchasers in book-entry form only, through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and the Euroclear Bank, S.A./N.V., against payment on or about October 13, 2017.

Joint book-running managers

J.P. Morgan	Credit Suisse
Goldman Sachs & Co. LLC	Wells Fargo Securities

BofA Merrill Lynch	Lloyds Securities	Mizuho Securities

Senior co-managers

BNP PARIBAS	Deutsche Bank Securities	MUFG

Co-managers

ANZ Securities	BNY Mellon Capital Markets, LLC	Scotiabank
SMBC Nikko	UniCredit Capital Markets	US Bancorp
Academy Securities	Blaylock Van, LLC	Drexel Hamilton
Mischler Financial Group, Inc.		The Williams Capital Group, L.P.

The date of this prospectus supplement is October 10, 2017.

Prospectus supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any related free writing prospectus filed by us with the SEC. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, when making your investment decision.

S-i

About this prospectus supplement

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement or the accompanying prospectus to “Northrop Grumman” are to Northrop Grumman Corporation, and references to “we,” “our,” “us” or similar references are to Northrop Grumman and its consolidated subsidiaries.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using the SEC’s shelf registration rules.

You should read both this prospectus supplement and the accompanying prospectus together with additional information described in this prospectus supplement in the sections titled “Where you can find more information” and “Incorporation by reference.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Any statement made in this prospectus supplement, in the accompanying prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

The information in this prospectus supplement is accurate as of the date on the front cover. You should assume that the information appearing in this prospectus supplement, in the accompanying prospectus, in the documents incorporated by reference and in any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations, cash flows and/or prospects may have changed materially since those dates.

We expect to deliver the notes against payment for the notes on October 13, 2017, which is the third business day following pricing (“T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

Where you can find more information

Northrop Grumman and Orbital ATK (as defined herein) each file annual, quarterly and current reports, proxy statements and other information with the SEC. We encourage you to read our and Orbital ATK’s periodic and current reports (including risk factors contained therein), as they provide additional information that prudent investors may find important. You may read and copy any document filed with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information that we and Orbital ATK file electronically with the SEC. Copies of certain information filed by us and by Orbital ATK with the SEC are also available on our website at www.northropgrumman.com and on Orbital ATK’s website at www.orbitalatk.com, respectively. Our website and Orbital ATK’s website, along with Orbital ATK’s filings with the SEC, are not a part of, and are not incorporated by reference into, this prospectus supplement or the accompanying prospectus, and you should not consider them a part of this prospectus supplement or the accompanying prospectus.

Incorporation by reference

We are “incorporating by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference in this prospectus supplement the documents listed below (File No. 001-16411) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the initial filing of this prospectus supplement and prior to the time that the offering is completed (in each case, other than those documents or the portions of those documents not deemed to be filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•

information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017; and

•

our Current Reports on Form 8-K filed on February 22, 2017, February 28, 2017, May 22, 2017, September 18, 2017 (other than information furnished therewith pursuant to Item 7.01 and Exhibits 99.1 and 99.2) and September 27, 2017.

You may obtain copies, without charge, of documents incorporated by reference in this prospectus supplement, by requesting them in writing or by telephone from us as follows:

Jennifer C. McGarey

Corporate Vice President and Secretary

2980 Fairview Park Drive

Falls Church, Virginia 22042

(703) 280-2900

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus supplement.

Forward-looking statements and important factors

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” “anticipate,” “trends,” “goals” and similar expressions generally identify these forward-looking statements. Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and cash flows and expectations regarding the Orbital ATK Acquisition (including with regard to the benefits and timing of the Orbital ATK Acquisition). Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified under “Risk factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2016 and other important factors disclosed in this prospectus supplement, the accompanying prospectus, our reports, and from time to time in our other filings with the SEC.

You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date of this prospectus supplement or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Summary

The following summary is provided solely for your convenience. It is not intended to be complete. You should read carefully this entire prospectus supplement, the accompanying prospectus and all the information included or incorporated by reference herein or therein, especially the risks discussed in the section titled “Risk factors” beginning on page S-11 of this prospectus supplement and in the documents incorporated by reference herein.

Northrop Grumman Corporation

Northrop Grumman Corporation is a leading global security company. We offer a broad portfolio of capabilities and technologies that enable us to deliver innovative products, systems and solutions for applications that range from undersea to outer space and cyberspace. We provide products, systems and solutions in autonomous systems; cyber; command, control, communications and computers, intelligence, surveillance and reconnaissance (C4ISR); strike; and logistics and modernization. We participate in many high-priority defense and government programs in the United States (U.S.) and abroad. We conduct most of our business with the U.S. Government, principally the Department of Defense and intelligence community. We also conduct business with foreign, state and local governments and commercial customers.

The principal executive offices of Northrop Grumman are located at 2980 Fairview Park Drive, Falls Church, Virginia 22042, and our telephone number is (703) 280-2900.

We maintain a website at http://www.northropgrumman.com. The information contained at our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The information above concerning Northrop Grumman is only a summary and does not purport to be comprehensive. For additional information about Northrop Grumman, you should refer to the information described in “Where you can find more information” and “Incorporation by reference” in this prospectus supplement.

Recent developments

Orbital ATK Acquisition

On September 17, 2017, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) among us, Neptune Merger, Inc., a Delaware corporation and wholly owned subsidiary of ours (“Merger Sub”), and Orbital ATK, Inc., a Delaware corporation (“Orbital ATK”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Orbital ATK (such proposed acquisition of Orbital ATK by us, the “Orbital ATK Acquisition”), with Orbital ATK continuing as the surviving corporation and as a wholly owned subsidiary of ours.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Orbital ATK Acquisition, each share of common stock, $0.01 par value, of Orbital ATK (the “Orbital ATK Shares”) issued and outstanding immediately prior to the effective time of the Orbital ATK Acquisition (other than Orbital ATK Shares owned by us, Merger Sub or Orbital ATK and the Orbital ATK Shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law) will be converted into the right to receive $134.50 in cash, without interest.

The consummation of the Orbital ATK Acquisition is subject to customary closing conditions, including, among other things, receiving the approval of Orbital ATK stockholders and the receipt of required regulatory approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and satisfaction of the requirements of the European Commission.

The Merger Agreement contains representations, warranties and covenants of the parties generally customary for a transaction of this type.

The Merger Agreement includes termination provisions for both us and Orbital ATK. The Merger Agreement provides that Orbital ATK will be required to pay us a termination fee equal to $275 million if, among other things, the Merger Agreement is terminated (i) by Orbital ATK in connection with entering into an agreement in respect of a superior proposal (as defined in the Merger Agreement) or (ii) by us prior to the approval of the Merger Agreement by the Orbital ATK stockholders if (A) the Orbital ATK board of directors withholds, withdraws, modifies or qualifies its recommendation in favor of the adoption of the Merger Agreement or recommends an alternative acquisition proposal, or (B) the Orbital ATK board of directors fails to publicly reaffirm its recommendation in favor of adoption of the Merger Agreement in certain circumstances.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to our Current Report on Form 8-K filed September 18, 2017 and incorporated herein by reference. We have not filed any pro forma financial statement information reflecting the impact of the Orbital ATK Acquisition on our historical financial position and operating results. See “Risk factors—Risks related to the Orbital ATK Acquisition—We are not providing historical financial information of Orbital ATK or pro forma financial statement information reflecting the impact of the Orbital ATK Acquisition on our historical financial position and operating results.” in this prospectus supplement.

If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018, or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition, then we will be required to redeem all of the outstanding Special Mandatory Redemption Notes. See “Description of notes—Special mandatory redemption” in this prospectus supplement.

The completion of this offering is not contingent on the consummation of the Orbital ATK Acquisition. We cannot assure you that the Orbital ATK Acquisition will be consummated on the terms described in this prospectus supplement or at all. See “Risk factors— Risks related to the Orbital ATK Acquisition—The Orbital ATK Acquisition is subject to closing conditions, including certain conditions that may not be satisfied. It may also be terminated in accordance with the terms of the Merger Agreement and the Orbital ATK Acquisition may not be completed on a timely basis, or at all. If the Orbital ATK Acquisition is not consummated, we will have incurred significant transaction-related costs and risks without realizing the anticipated benefits of the Orbital ATK Acquisition.” in this prospectus supplement.

About Orbital ATK

Orbital ATK is an aerospace and defense systems developer, manufacturer and supplier of systems and products to the U.S. Government, allied nations, prime contractors and other customers. Its main products include launch vehicles and related propulsion systems; satellites and associated components and services; composite aerospace structures; tactical missiles, subsystems and defense electronics; and precision weapons, armament systems and ammunition.

Orbital ATK is headquartered in Dulles, Virginia and has operating locations throughout the United States. It was incorporated in Delaware in 1990.

Orbital ATK maintains a website at http://www.orbitalATK.com. The information contained at its website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The information above concerning Orbital ATK is only a summary and does not purport to be comprehensive.

Bridge facility

In connection with the Orbital ATK Acquisition, we entered into a commitment letter (the “Commitment Letter”), dated as of September 17, 2017, with JPMorgan Chase Bank, N.A. (“JPMorganChase”), pursuant to which, subject to the terms and conditions set forth therein, JPMorganChase committed to provide a 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $8.5 billion (the “Bridge Facility”) to provide financing for the Orbital ATK Acquisition. Availability under the Bridge Facility is subject to reduction in equivalent amounts upon the completion of this offering, any other issuance of notes in a public offering or private placement or any incurrence by us of term loans prior to the consummation of the Orbital ATK Acquisition and upon other specified events, subject to certain exceptions set forth in the Commitment Letter. The funding of the Bridge Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter and (ii) the consummation of the Orbital ATK Acquisition in accordance with the Merger Agreement.

The offering

The following summary contains basic information about this offering. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus.

Issuer:	Northrop Grumman Corporation

Securities offered:	$8,250,000,000 aggregate principal amount of notes, consisting of:

$1,000,000,000 aggregate principal amount of 2.080% Senior Notes due 2020;

$1,500,000,000 aggregate principal amount of 2.550% Senior Notes due 2022;

$1,500,000,000 aggregate principal amount of 2.930% Senior Notes due 2025;

$2,000,000,000 aggregate principal amount of 3.250% Senior Notes due 2028; and

$2,250,000,000 aggregate principal amount of 4.030% Senior Notes due 2047.

The notes will be issued as global notes to be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and delivered to purchasers in book-entry form.

Maturity date:	The 2020 notes will mature on October 15, 2020, the 2022 notes will mature on October 15, 2022, the 2025 notes will mature on January 15, 2025, the 2028 notes will mature on January 15, 2028 and the 2047 notes will mature on October 15, 2047, in each case, unless redeemed earlier.

Interest rate:	The 2020 notes will bear interest at the rate of 2.080% per annum, the 2022 notes will bear interest at the rate of 2.550% per annum, the 2025 notes will bear interest at the rate of 2.930% per annum, the 2028 notes will bear interest at the rate of 3.250% per annum and the 2047 notes will bear interest at the rate of 4.030% per annum.

Interest payment dates:	Interest on the 2020 notes, the 2022 notes and the 2047 notes is payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2018.

Interest on the 2025 notes and the 2028 notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2018.

Interest on the notes will accrue from October 13, 2017.

Use of proceeds:

We expect the net proceeds of this offering to be approximately $8,202,407,500, after deducting underwriting discounts and commissions but before deducting our estimated expenses of this offering. We intend to use the net proceeds of this offering, together with cash on hand, to finance the Orbital ATK Acquisition and to pay related fees and expenses. If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018, or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition, then we expect to use the net proceeds of the offering of the Special Mandatory Redemption Notes, together with cash on hand, to redeem such Special Mandatory Redemption Notes. In that instance, the 2028 notes will remain outstanding, and we intend to use the net proceeds of the 2028 notes for general corporate purposes, including debt repayment, share repurchases, pension plan funding, acquisitions and working capital. We estimate that the aggregate net proceeds attributable to the 2028 notes to be approximately $1,989,940,000, after deducting underwriting discounts and commissions on such series but before deducting our estimated expenses of this offering. The proceeds of the Special Mandatory Redemption Notes will not be deposited into an escrow account pending any special mandatory redemption of the Special Mandatory Redemption Notes. See “Use of proceeds” and “Description of notes—Special mandatory redemption” in this prospectus supplement.

Special mandatory redemption:	If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018 or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition, then we will be required to redeem all of the outstanding Special Mandatory Redemption Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to, but not including, the special mandatory redemption date. See “Description of notes—Special mandatory redemption” in this prospectus supplement.

The completion of this offering is not contingent on the consummation of the Orbital ATK Acquisition.

Optional redemption:	We may redeem any of the series of notes, including the Special Mandatory Redemption Notes, at our option, as a whole or in part, at any time or from time to time, on at least 15 days but not more than 60 days prior notice to the registered holders, at the applicable redemption prices described under “Description of notes—Optional redemption” in this prospectus supplement.

Ranking:	The notes will be unsecured senior obligations of Northrop Grumman and will not be guaranteed by any of our subsidiaries. The notes will rank equally and ratably in right of payment with all Northrop Grumman’s existing and future unsecured and unsubordinated indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the notes. The notes will be (i) effectively subordinated to all of Northrop Grumman’s existing and future secured indebtedness to the extent of the assets securing that indebtedness and (ii) structurally subordinated to all indebtedness and liabilities of Northrop Grumman’s subsidiaries, including any of our future indebtedness guaranteed by our subsidiaries.

Certain covenants:	The indenture governing the notes limits our ability and the ability of our subsidiaries, among other things, to:

•	create liens without equally and ratably securing the notes, unless an exception applies; and

•	engage in certain sale and leaseback transactions.

The indenture also limits our ability to engage in certain mergers, consolidations and sales of assets. These covenants are subject to important exceptions and qualifications, as described in “Description of Senior Debt Securities—Obligations Under the Indenture” and “Description of Senior Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus.

Additional notes:	We may, without notice to or consent of the holders of any notes, create and issue additional notes of any series in separate offerings. If these additional notes have substantially the same terms as any series of notes offered hereby (except in some cases for the issue date, the issue price, the initial interest payment date and corresponding record date and the initial interest accrual date), we may consolidate these additional notes with the applicable series of notes to form a single series under the indenture; provided, however, that in the event any additional notes are not fungible with any series of notes offered hereby for U.S. federal income tax purposes, such nonfungible additional notes will be issued with a separate CUSIP number so that they are distinguishable from the notes offered hereby. See “Description of notes—Issuing additional notes” in this prospectus supplement.

No listing:	We do not intend to list the notes on any securities exchange. The notes will be new securities for which there currently is no public market. See “Risk factors— Risks related to the offering—You may not be able to sell your notes if an active trading market for the notes does not develop” in this prospectus supplement.

Trustee:	The Bank of New York Mellon.

Governing law:	The indenture governing the notes and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Risk factors:	Investing in the notes involves risks. See the section titled “Risk factors” beginning on page S-11 of this prospectus supplement and in the documents incorporated by reference herein and other information included in the accompanying prospectus and the documents incorporated by reference therein for a discussion of factors you should carefully consider before deciding to invest in the notes.

Risk factors

Your investment in the notes is subject to certain risks. This prospectus supplement does not describe all of the risks of an investment in the notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. For a discussion of the factors you should carefully consider before deciding to purchase any notes that may be offered, please read “Risk Factors” in our Form 10-K for the year ended December 31, 2016 (our “Form 10-K”), as well as the risk factors described below, which include certain risks associated with the Orbital ATK Acquisition. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or a portion of your investment.

Risks related to the Orbital ATK Acquisition (In addition to risks set forth in our Form 10-K)

The Orbital ATK Acquisition is subject to closing conditions, including certain conditions that may not be satisfied. It may also be terminated in accordance with the terms of the Merger Agreement and the Orbital ATK Acquisition may not be completed on a timely basis, or at all. If the Orbital ATK Acquisition is not consummated, we will have incurred significant transaction-related costs and risks without realizing the anticipated benefits of the Orbital ATK Acquisition.

The Orbital ATK Acquisition is subject to the satisfaction (or waiver) of certain customary conditions, many of which are beyond our control and may prevent or otherwise negatively affect its consummation. These conditions include, among other things, receiving the approval of Orbital ATK stockholders and the required regulatory approvals, including the expiration or termination of the waiting period under the HSR Act and satisfaction of the requirements of the European Commission. We cannot predict when these conditions will be satisfied, if at all. In addition, if the Orbital ATK Acquisition is not completed by September 17, 2018 (subject to extension to December 17, 2018 in the event all conditions to closing in the Merger Agreement have been fulfilled, or are then capable of being fulfilled, except for certain government consents relating to antitrust regulations as set forth therein), then the Merger Agreement may be terminated by either us or by Orbital ATK, provided that the terminating party’s breach of the Merger Agreement has not prevented the consummation of the Orbital ATK Acquisition on or before such date. The Merger Agreement may also be terminated by mutual written consent of Northrop Grumman, Merger Sub and Orbital ATK at any time, or by Northrop Grumman or Orbital ATK in certain other specified circumstances set forth therein. If the Orbital ATK Acquisition is not consummated, we will have incurred significant transaction-related costs, expenses and risks, including those set forth in this prospectus supplement, without realizing the anticipated benefits of the Orbital ATK Acquisition.

We may fail to realize all of the anticipated benefits of the Orbital ATK Acquisition or those benefits may take longer to realize than expected. We may also encounter significant difficulties and costs in integrating Orbital ATK’s business into our business.

Our ability to realize the anticipated benefits of the Orbital ATK Acquisition will depend, to a large extent, on our ability to integrate the Orbital ATK business into ours. The integration of an independent business into our business is a complex, costly and time-consuming process. Costs may include, among other things, those associated with facilities and systems consolidation, severance and other potential employment-related costs, as well as fees paid to financial, legal and other advisors. As a result, we will be required to devote significant management attention and resources prior to the consummation of the Orbital ATK Acquisition to prepare for integration, and we will be required to devote significant management attention and resources following the consummation of the Orbital ATK Acquisition to integrate Orbital ATK’s business and operations into our business. One such area of integration will be internal controls processes and procedures. In the past, Orbital ATK had to restate its financial statements and identified material weaknesses in internal control over financial reporting, which we may need to address in the integration process. The integration process may disrupt our business and, if implemented ineffectively, may not result in the realization of the expected benefits of the Orbital ATK Acquisition. The failure to meet the challenges involved in integrating Orbital ATK’s business and to realize the anticipated benefits of the Orbital ATK Acquisition could cause an interruption of, or a loss of momentum in, our activities and could adversely affect our results of operations. In addition, we could also encounter additional transaction-related costs, unforeseen liabilities or other issues, which could reduce or delay the anticipated benefits of the Orbital ATK Acquisition and cause a decrease in the market price of the notes.

Combining our business with Orbital ATK’s business may present unanticipated risks and costs and we may not realize all of the anticipated benefits of the Orbital ATK Acquisition.

We have entered into the Merger Agreement because we anticipate that combining our business with Orbital ATK’s business will produce benefits and cost savings. However, in the course of integrating our business with Orbital ATK’s business, we may discover additional information about Orbital ATK’s business that alters our assessment of the anticipated benefits of the Orbital ATK Acquisition. We may also discover unforeseen risks and expenses associated with Orbital ATK’s business or with combining our business with Orbital ATK’s business. Additionally, customers may not value our combined business and expanded capabilities as much as we anticipate, so we may not realize competitive advantages of our combined business to the extent we currently anticipate or at all.

Consummation of the Orbital ATK Acquisition may trigger change in control or other provisions in certain agreements to which Orbital ATK is a party, which may have an adverse impact on the company’s financial position and operating results.

The consummation of the Orbital ATK Acquisition may trigger change in control and other similar provisions in certain agreements to which Orbital ATK is a party, which could have an adverse impact on Orbital ATK’s business after consummation of the Orbital ATK Acquisition, if we and Orbital ATK are unable to address any issues associated with those provisions.

We are not providing historical financial information of Orbital ATK or pro forma financial statement information reflecting the impact of the Orbital ATK Acquisition on our historical financial position and operating results.

Following the consummation of the Orbital ATK Acquisition, we will be required to file a Current Report on Form 8-K that contains audited historical balance sheet and income statement data for Orbital ATK as of and for its then most recently ended fiscal year, as well as unaudited historical balance sheet and income statement data as of and for the then most recent interim period, in each case in accordance with SEC rules, and, based on that balance sheet and income statement data, pro forma financial statement information for those periods reflecting the estimated pro forma impact of the Orbital ATK Acquisition on our financial position and results of operations. We are not required, and do not expect, to file a Current Report on Form 8-K with such historical and pro forma financial statement information until after the consummation of the Orbital ATK Acquisition and, as a result, we are not in a position at this time to include any pro forma financial statement information in this prospectus supplement. As a result, investors will be required to determine whether to participate in this offering without the benefit of the pro forma financial statement information that is filed after the consummation of the Orbital ATK Acquisition. Furthermore, the pro forma financial statement information that is filed after the consummation of the Orbital ATK Acquisition may not align with investor expectations. In addition, it is possible that our experience operating Orbital ATK’s business after the consummation of the Orbital ATK Acquisition will require us to adjust our expectations regarding the impact of the Orbital ATK Acquisition on our financial position and operating results.

Risks related to the offering (In addition to risks set forth in our Form 10-K)

The indenture does not limit the amount of indebtedness that we may incur.

The indenture under which the notes will be issued does not limit the amount of indebtedness that we may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

The notes are obligations of Northrop Grumman and not of its subsidiaries, and will be structurally subordinated to the claims of the lenders, trade creditors and others who now or in the future have claims against those subsidiaries.

Northrop Grumman is the sole obligor on the notes. Northrop Grumman is a holding company which conducts substantially all of its operations through its subsidiaries, which are separate and distinct legal entities. None of these subsidiaries is obligated to repay the notes or to make funds available for any payments due on the notes. Northrop Grumman depends on the distribution of earnings, repayments of inter-company loans or other payments from its subsidiaries to generate cash flow. As a result, its cash flow and its ability to service its debt, including the notes, depends upon the assets, liabilities, earnings and results of operations of its subsidiaries and their ability to distribute or otherwise transfer assets to Northrop Grumman.

The subsidiaries generally have no obligation to provide Northrop Grumman with funds to meet its payment obligations under the notes, whether by dividends, distributions, loans or other payments. Payments of dividends and similar distributions by these subsidiaries to their stockholders are subject to statutory restrictions and may be subject to additional contractual restrictions or business constraints. The extension of loans or advances by those subsidiaries to Northrop Grumman could also be subject to statutory or contractual restrictions or business constraints. Failure by any subsidiary to abide by these restrictions could require Northrop Grumman to return any payments made by that subsidiary.

Northrop Grumman’s right to receive any assets upon the liquidation or reorganization of any of its subsidiaries, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s current and future creditors, including debenture and note holders (whether senior or subordinated, and including holders of our future indebtedness guaranteed by a subsidiary), banks and trade creditors. In addition, even if Northrop Grumman were a creditor of any of its subsidiaries, its rights as a creditor would be subordinated to any creditor holding a security interest in the assets of that subsidiary or holding any indebtedness of that subsidiary senior to that held by Northrop Grumman. Northrop Grumman may also elect to issue or incur debt which is guaranteed by one or more of its subsidiaries, in which case the notes would be structurally subordinated to the new debt.

Consequently, the notes will be structurally subordinated to all liabilities from time to time of its current and future subsidiaries. As of June 30, 2017, Northrop Grumman’s subsidiaries had approximately $1.4 billion of indebtedness.

Negative covenants in the indenture will have a limited effect.

The indenture governing the notes contains only limited negative covenants that apply to us. These covenants do not limit the amount of additional debt that we may incur and do not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity. Accordingly, the indenture does not protect holders of the notes in the event we experience significant adverse changes in our financial condition or results of operations. See “Description of Senior Debt Securities—Obligations Under the Indenture” in the accompanying prospectus. In light of the limited negative covenants applicable to the notes, holders of the notes may be structurally or contractually subordinated to new lenders or other creditors.

The Special Mandatory Redemption Notes are subject to mandatory redemption if the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018 or if the Merger Agreement is terminated at any time prior to such date. If we are required to redeem the Special Mandatory Redemption Notes, you may not obtain your expected return on such notes.

The completion of this offering is not contingent on the consummation of the Orbital ATK Acquisition. We may not be able to consummate the transactions contemplated by the Merger Agreement within the timeframe expected or at all. Many of the conditions to closing in the Merger Agreement are beyond our control and we may not be able to complete the transactions contemplated by the Merger Agreement on or prior to December 17, 2018. Our obligation to consummate the Orbital ATK Acquisition under the Merger Agreement is subject to customary closing conditions, including, among other things, receiving the approval of Orbital ATK stockholders and the receipt of required regulatory approvals, including the expiration or termination of the waiting period under the HSR Act and satisfaction of the requirements of the European Commission.

If the Orbital ATK Acquisition is not consummated on or before December 17, 2018, or if the Merger Agreement is terminated at any time prior to such date for any reason other than consummation of the Orbital ATK Acquisition, we will be required to redeem all of the outstanding Special Mandatory Redemption Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to, but not including, the special mandatory redemption date. See “Description of notes—Special mandatory redemption” in this prospectus supplement.

The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the Special Mandatory Redemption Notes. Our ability to pay the redemption price to holders of the Special Mandatory Redemption Notes in connection with a special mandatory redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of such notes. In addition, even if we are able to redeem the Special Mandatory Redemption Notes pursuant to a special mandatory redemption, holders of such notes may not obtain their expected return on such notes. Your decision to invest in the notes, including the Special Mandatory Redemption Notes, is made at the time of the offering of the notes. You will not have any right to require us to repurchase the notes, including the Special Mandatory Redemption Notes, if, between the closing of this offering and the consummation of the Orbital ATK Acquisition, we experience any changes in our business or financial condition, or if the terms of the Merger Agreement or the financing thereof change.

As a result of this offering, we will be significantly more leveraged than we are currently.

As a result of this offering, we will be significantly more leveraged than we are currently. Our increased indebtedness may have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions, requiring us to use substantial amounts of cash flow to fund interest and principal payments, increasing borrowing costs and placing the company in a disadvantage compared to our competitors with less leverage.

You may not be able to sell your notes if an active trading market for the notes does not develop.

The notes are new issues of securities for which there currently is no trading market. We do not intend to apply for listing of the notes on any securities exchange. As a result, we cannot provide any assurance that a market will develop for the notes or that you will be able to sell your notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. Any trading market that might develop for any series of notes would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes of such series;

•	the outstanding amount of the notes of such series;

•	the terms related to optional redemption of the notes of such series; and

•	the level, direction and volatility of market interest rates generally.

Changes in our credit rating may adversely affect your investment in the notes.

Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could increase our corporate borrowing costs and affect the market value of the notes. Also, our credit ratings may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Use of proceeds

We expect the net proceeds of this offering to be approximately $8,202,407,500, after deducting underwriting discounts and commissions but before deducting our estimated expenses of this offering.

We intend to use the net proceeds of this offering, together with cash on hand, to finance the Orbital ATK Acquisition and to pay related fees and expenses. If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018, or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition, then we expect to use the net proceeds of the offering of the Special Mandatory Redemption Notes, together with cash on hand, to redeem such Special Mandatory Redemption Notes. In that instance, the 2028 notes will remain outstanding, and we intend to use the net proceeds of the 2028 notes for general corporate purposes, including debt repayment, share repurchases, pension plan funding, acquisitions and working capital. We estimate that the aggregate net proceeds attributable to the 2028 notes to be approximately $1,989,940,000, after deducting underwriting discounts and commissions on such series but before deducting our estimated expenses of this offering. The proceeds of the Special Mandatory Redemption Notes will not be deposited into an escrow account pending any special mandatory redemption of the Special Mandatory Redemption Notes. See “Description of notes—Special mandatory redemption” in this prospectus supplement.

The completion of this offering is not contingent on the consummation of the Orbital ATK Acquisition. We cannot assure you that we will complete the Orbital ATK Acquisition on the terms described in this prospectus supplement or at all. See “Summary—Recent developments” and “Risk factors—Risks related to the Orbital ATK Acquisition—The Orbital ATK Acquisition is subject to closing conditions, including certain conditions that may not be satisfied. It may also be terminated in accordance with the terms of the Merger Agreement and the Orbital ATK Acquisition may not be completed on a timely basis, or at all. If the Orbital ATK Acquisition is not consummated, we will have incurred significant transaction-related costs and risks without realizing the anticipated benefits of the Orbital ATK Acquisition.” in this prospectus supplement.

Capitalization

The following table sets forth our cash and cash equivalents, long-term debt, shareholders’ equity and capitalization as of June 30, 2017 (i) on an actual basis and (ii) on an as adjusted basis after giving effect to this offering (but not the application of the net proceeds therefrom). This table should be read in conjunction with our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, which are each incorporated by reference in this prospectus supplement and the accompanying prospectus.

		As of June 30, 2017
		Actual	As adjusted(4)(5)

		$ in millions
		(unaudited)	(unaudited)
Cash and cash equivalents(1)		$1,383	$9,585
Long-term debt
Fixed rate notes and debentures maturing in	Interest rate
2018	1.75%	850	850
2019	5.05%	500	500
2021	3.50%	700	700
2023	3.25%	1,050	1,050
2026	7.75% —7.88%	527	527
2027	3.20%	750	750
2031	7.75%	466	466
2040	5.05%	300	300
2043	4.75%	950	950
2045	3.85%	600	600
Credit Facilities	1.39%	139	139
Other	Various	279	274
Debt issuance costs		(30)	(73)
Notes offered hereby
2020(2)	2.08%	—	1,000
2022(2)	2.55%	—	1,500
2025(2)	2.93%	—	1,500
2028(3)	3.25%	—	2,000
2047(2)	4.03%	—	2,250

Total long-term debt		7,081	15,283
Less current portion		862	862

Total long-term debt, net of current portion		$6,219	$14,421

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding		—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 174,150,501		174	174
Paid-in capital		—	—
Retained earnings		11,087	11,087
Accumulated other comprehensive loss		(5,342)	(5,342)

Total shareholders’ equity		5,919	5,919

Total capitalization		$12,138	$20,340

(1)	“As Adjusted” cash and cash equivalents reflects the receipt of the net proceeds of this offering, after deducting underwriting discounts and commissions but before deducting our estimated expenses, but not the application of proceeds therefrom.
(2)	Subject to special mandatory redemption if the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018, or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition. See “Use of proceeds” and “Description of notes—Special mandatory redemption” in this prospectus supplement.
(3)	Not subject to special mandatory redemption. See “Use of proceeds” and “Description of notes—Special mandatory redemption” in this prospectus supplement.
(4)	Before any application of net proceeds of this offering. We expect the net proceeds of this offering to be approximately $8,202,407,500, after deducting underwriting discounts and commissions but before deducting our estimated expenses of this offering. We intend to use the net proceeds of this offering, together with cash on hand, to finance the Orbital ATK Acquisition and to pay related fees and expenses. If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018, or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition, then we expect to use the net proceeds of the offering of the Special Mandatory Redemption Notes, together with cash on hand, to redeem such Special Mandatory Redemption Notes. In that instance, the 2028 notes will remain outstanding, and we intend to use the net proceeds of the 2028 notes for general corporate purposes, including debt repayment, share repurchases, pension plan funding, acquisitions and working capital. We estimate that the aggregate net proceeds attributable to the 2028 notes to be approximately $1,989,940,000, after deducting underwriting discounts and commissions on such series but before deducting our estimated expenses of this offering. The proceeds of the Special Mandatory Redemption Notes will not be deposited into an escrow account pending any special mandatory redemption of the Special Mandatory Redemption Notes. See “Use of proceeds” and “Description of notes—Special mandatory redemption” in this prospectus supplement.
(5)	The “as adjusted” column does not reflect the impact of the Orbital ATK Acquisition and the significant costs we expect to incur to consummate such transaction.

Description of notes

The following description of the notes offered by this prospectus supplement is intended to supplement and to the extent inconsistent to replace, the more general terms and provisions of the senior debt securities described in the accompanying prospectus, to which we refer you. This description of the notes is only a summary and may not include all the information that is important to you. You should read the indenture we refer to below and the notes for more details regarding our obligations and your rights with respect to the notes.

For purposes of this section entitled “Description of notes,” references to “we,” “our,” “us” or similar references are to Northrop Grumman only, and not to any of its subsidiaries.

General

We will issue our 2.080% Senior Notes due 2020 (the “2020 notes”), 2.550% Senior Notes due 2022 (the “2022 notes”), 2.930% Senior Notes due 2025 (the “2025 notes”), 3.250% Senior Notes due 2028 (the “2028 notes”) and 4.030% Senior Notes due 2047 (the “2047 notes” and, together with the 2020 notes, the 2022 notes and the 2025 notes, the “Special Mandatory Redemption Notes”) under the indenture, dated as of November 21, 2001 (the “base indenture”), by and between Northrop Grumman and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, as trustee, as supplemented by the first supplemental indenture, dated as of July 30, 2009, the third supplemental indenture dated as of March 30, 2011, the fourth supplemental indenture, dated as of March 30, 2011 and an eighth supplemental indenture to be entered into between Northrop Grumman and the trustee (the supplemental indentures, together with the base indenture, the “indenture”).

The notes will be issued in five separate series of securities under the indenture in an initial aggregate principal amount of $8,250,000,000, consisting of an initial aggregate principal amount of $1,000,000,000 of the 2020 notes, an initial aggregate principal amount of $1,500,000,000 of the 2022 notes, an initial aggregate principal amount of $1,500,000,000 of the 2025 notes, an initial aggregate principal amount of $2,000,000,000 of the 2028 notes and an initial aggregate principal amount of $2,250,000,000 of the 2047 notes.

Payment of the full principal amount of the 2020 notes will be due on October 15, 2020, payment of the full principal amount of the 2022 notes will be due on October 15, 2022, payment of the full principal amount of the 2025 notes will be due on January 15, 2025, payment of the full principal amount of the 2028 notes will be due on January 15, 2028 and payment of the full principal amount of the 2047 notes will be due on October 15, 2047, in any such case unless the notes are redeemed in whole or in part as described below under “—Optional redemption” or “—Special mandatory redemption.”

The 2020 notes will bear interest at the rate of 2.080% per annum, the 2022 notes will bear interest at the rate of 2.550% per annum, the 2025 notes will bear interest at the rate of 2.930% per annum, the 2028 notes will bear interest at the rate of 3.250% per annum and the 2047 notes will bear interest at the rate of 4.030% per annum. We will pay interest on the 2020 notes, the 2022 notes, and the 2047 notes semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2018, until the principal is paid or made available for payment, to the persons in whose names the notes are registered at the close of business on April 1 or October 1, as the case may be (in each case, whether or not a business day), immediately preceding the corresponding interest payment date. We will pay interest on the 2025 notes and the 2028 notes semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2018, until the principal is paid or made available for payment, to the persons in whose names the notes are registered at the close of business on January 1 or July 1, as the case may be (in each case, whether or not a business day), immediately preceding the corresponding interest payment date. Interest on the notes will accrue from October 13, 2017. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable or the maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be.

The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Except as described below under “—Special mandatory redemption,” the notes will not be subject to a sinking fund and you will not be permitted to require us to redeem or repurchase the notes at your option.

Issuing additional notes

We may create and issue additional notes of any series in an unlimited aggregate principal amount at any time and from time to time under the same indenture, without notice to or the consent of the holders or beneficial owners of the notes. These additional notes may have substantially the same terms as any series of notes offered hereby (except in some cases for the issue date, the issue price, the initial interest payment date and corresponding record date and the initial interest accrual date) so that these additional notes may be consolidated and form a single series with the applicable series of notes under the indenture offered hereby. Any additional notes so consolidated will constitute a single series of securities for all purposes under the indenture, including voting, waivers, amendments and redemptions; provided, however, that in the event any additional notes are not fungible with any series of notes offered hereby for U.S. federal income tax purposes, such nonfungible additional notes will be issued with a separate CUSIP number so that they are distinguishable from the notes offered hereby.

Special mandatory redemption

If the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018 or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the Orbital ATK Acquisition (any of the foregoing, a “special mandatory redemption event”), then we will be required to redeem all of the outstanding Special Mandatory Redemption Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to, but not including, the special mandatory redemption date. Notwithstanding the foregoing, installments of interest on Special Mandatory Redemption Notes that are due and payable on interest payment dates falling on or prior to the special mandatory redemption date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with such notes and the indenture. We will cause the notice of special mandatory redemption to be sent to each holder of Special Mandatory Redemption Notes, with a copy to the trustee, within five business days after the occurrence of a special mandatory redemption event. The “special mandatory redemption date” will be a date selected by us and set forth in the notice of special mandatory redemption and will be no later than 30 days following any special mandatory redemption event, but no earlier than the fifth business day following the day the notice of special mandatory redemption is sent to holders of Special Mandatory Redemption Notes.

“Orbital ATK Acquisition” means our acquisition of Orbital ATK, Inc., a Delaware corporation (“Orbital ATK”), in accordance with the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger (the “Merger Agreement”) dated September 17, 2017 among us, Neptune Merger, Inc., a Delaware corporation and wholly owned subsidiary of ours, and Orbital ATK.

If funds sufficient to pay the special mandatory redemption price of the Special Mandatory Redemption Notes on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, then, on and after such special mandatory redemption date, such notes will cease to bear interest. The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the Special Mandatory Redemption Notes. See “Risk factors—Risks related to the offering—The Special Mandatory Redemption Notes are subject to mandatory redemption if the Orbital ATK Acquisition is not consummated on or prior to December 17, 2018 or if the Merger Agreement is terminated at any time prior to such date. If we are required to redeem the Special Mandatory Redemption Notes, you may not obtain your expected return on such notes.”

The completion of this offering is not contingent on the consummation of the Orbital ATK Acquisition. We cannot assure you that we will consummate the Orbital ATK Acquisition on the terms described in this prospectus supplement or at all. See “Risk factors—Risks related to the Orbital ATK Acquisition—The Orbital ATK Acquisition is subject to closing conditions, including certain conditions that may not be satisfied. It may also be terminated in accordance with the terms of the Merger Agreement and the Orbital ATK Acquisition may not be completed on a timely basis, or at all. If the Orbital ATK Acquisition is not consummated, we will have incurred significant transaction-related costs and risks without realizing the anticipated benefits of the Orbital ATK Acquisition.”

Optional redemption

We may redeem the notes of any series, including the Special Mandatory Redemption Notes, at our option, as a whole or in part, at any time or from time to time, on at least 15 days but not more than 60 days prior notice to the registered holders. Prior to their maturity date, in the case of the 2020 notes, and prior to the applicable Par Call Date (as defined below), in the case of the 2022 notes, the 2025 notes, the 2028 notes and the 2047 notes, the redemption price for the notes will be equal to the greater of the following amounts:

•	100% of principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, in the case of the 2020 notes, or, in the case of the 2022 notes, the 2025 notes, the 2028 notes and the 2047 notes, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes to be redeemed matured on the applicable Par Call Date (in each case, not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months) at a rate equal to the sum of the Adjusted Treasury Rate (as defined below), as determined by the Independent Investment Banker (as defined below), plus 10 basis points in respect of the 2020 notes, 10 basis points in respect of the 2022 notes, 15 basis points in respect of the 2025 notes, 15 basis points in respect of the 2028 notes and 20 basis points in respect of the 2047 notes;

plus, in each case, accrued and unpaid interest on the principal amount of such notes to, but not including, the redemption date.

If we elect to redeem the 2022 notes, the 2025 notes, the 2028 notes or the 2047 notes on or after the applicable Par Call Date, we will pay an amount equal to 100% of the principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to, but not including, the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the corresponding record date pursuant to the notes and the indenture.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means, with respect to any series of notes to be redeemed, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of such series of notes (assuming for this purpose that each of the 2022 notes, the 2025 notes, the 2028 notes and the 2047 notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes (assuming for this purpose that each of the 2022 notes, the 2025 notes, the 2028 notes and the 2047 notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic mean of the Reference Treasury Dealer Quotations received for such redemption date or (B) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Par Call Date” means September 15, 2022, in the case of the 2022 notes (the date that is one month prior to the maturity date of the 2022 notes), November 15, 2024, in the case of the 2025 notes (the date that is two months prior to the maturity date of the 2025 notes), October 15, 2027, in the case of the 2028 notes (the date that is three months prior to the maturity date of the 2028 notes) and April 15, 2047, in the case of the 2047 notes (the date that is six months prior to the maturity date of the 2047 notes). In the case of the 2020 notes, there is no Par Call Date.

“Reference Treasury Dealer” means (A) J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC (or their respective affiliates which are primary U.S. Government securities dealers in the United States (“Primary Treasury Dealers”)), and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic mean, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

We will mail notice of any redemption at least 15 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date. If we elect to redeem all or a portion of the notes, that redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

If less than all of the notes of any series offered hereby are to be redeemed, the trustee will select the notes of that series to be redeemed by a method the trustee deems fair and appropriate; provided that if the notes are represented by one or more global notes, interests in the notes will be selected for redemption by DTC in accordance with its standard procedures therefor.

Except as described above, the notes will not be redeemable. Except as described above under “—Special mandatory redemption,” the notes will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.

We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Ranking

The notes will be unsecured senior obligations of Northrop Grumman and will not be guaranteed by any of our subsidiaries. The notes will rank equally and ratably in right of payment with all Northrop Grumman’s existing and future unsecured and unsubordinated indebtedness and will rank senior in right of payment to any future indebtedness of Northrop Grumman that is subordinated to the notes. The notes will be (i) effectively subordinated to all of Northrop Grumman’s existing and future secured indebtedness to the extent of the assets securing that indebtedness and (ii) structurally subordinated to all indebtedness and liabilities of Northrop Grumman’s subsidiaries, including any of our future indebtedness guaranteed by our subsidiaries.

The indenture does not limit the amount of additional indebtedness that Northrop Grumman or any of its subsidiaries may incur. Northrop Grumman, the sole obligor on the notes, is a holding company which conducts substantially all of its operations through its subsidiaries, which are separate and distinct legal entities. None of these subsidiaries is obligated to repay the notes or to make funds available to make payments due on the notes. Northrop Grumman depends on the distribution of earnings, repayments of inter-company loans or other payments from its subsidiaries to generate cash flow. As a result, its cash flow and its ability to service its debt, including the notes, depends upon the assets, liabilities, earnings and results of operations of its subsidiaries and their ability to distribute or otherwise transfer assets to Northrop Grumman. Payments of dividends and similar distributions by these subsidiaries to their stockholders are subject to statutory restrictions and may be subject to additional contractual restrictions or business constraints. The extension of loans or advances by those subsidiaries to Northrop Grumman could also be subject to statutory or contractual restrictions or business constraints. Failure by any subsidiary to abide by these restrictions could require Northrop Grumman to return any payments made by that subsidiary.

Northrop Grumman’s right to receive any assets upon the liquidation or reorganization of any of its subsidiaries, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s current and future creditors, including debenture and note holders, banks and trade creditors. In addition, even if Northrop Grumman were a creditor of any of its subsidiaries, its rights as a creditor would be subordinated to any creditor holding a security interest in the assets of that subsidiary or holding any indebtedness of that subsidiary senior to that held by Northrop Grumman. Northrop Grumman may also elect to issue or incur debt which is guaranteed by one or more of its subsidiaries, in which case the notes would be structurally subordinated to the new debt.

Certain covenants

The indenture governing the notes limits our ability and the ability of our subsidiaries, among other things, to:

•	create liens without equally and ratably securing the notes, unless an exception applies; and

•	engage in certain sale and leaseback transactions.

The indenture also limits our ability to engage in certain mergers, consolidations and sales of assets. These covenants are subject to important exceptions and qualifications, as described in the sections titled “Description of Senior Debt Securities—Obligations Under the Indenture” and “Description of Senior Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus.

Information concerning the trustee

The Bank of New York Mellon has its principal corporate trust office at 101 Barclay Street, New York, New York 10286. The indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims. The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest for purposes of the Trust Indenture Act of 1939, however, and there is a default under the debt securities of any series under the indenture for which it is trustee, the trustee must eliminate the conflict or resign.

In the ordinary course of its business, The Bank of New York Mellon and its affiliates have engaged and may in the future engage in commercial and investment banking transactions with us or our subsidiaries.

We have designated the trustee as our sole initial paying agent and registrar for the notes.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Unclaimed funds

Subject to any applicable abandoned property laws, any money deposited with the trustee or any paying agent, or then held by us, in trust for the payment of the principal of or any premium or interest on any note and remaining unclaimed for two years after the principal, premium or interest has become due and payable will be paid to us at our written request in accordance with the indenture, or (if then held by us) will be discharged from the trust. After that time, the holder of the note may, as an unsecured general creditor, look only to us for payment of the unclaimed amounts, and all liability of the trustee or the paying agent with respect to that amount, and all our liability as trustee thereof, will cease. The trustee or the paying agent, before being required to pay the funds to us, may at our expense cause to be published a notice that the funds remain unclaimed and that, after a date specified in the notice, which will not be less than 30 days from the date of the publication, any unclaimed balance of the money then remaining will be repaid to us.

Form and denomination

The notes will be issued:

•	only in fully registered form,

•	without interest coupons, and

•	in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Global notes

The notes of each series offered hereby will initially be evidenced by one or more global notes, which will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. (“Cede”), as nominee of DTC. As long as DTC is the depositary for the notes, you may hold your interests in the global notes through participants in DTC, including through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), either as a participant in those systems or indirectly through organizations which are participants in those systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Except as set forth below, record ownership of the global notes may be transferred, in whole or in part, to DTC, to another nominee of DTC, or to a successor of DTC or its nominee.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner and holder of the rights represented by that global note for all purposes under the indenture and under the notes. As a result:

•	You will not be able to obtain a note registered in your name.

•	You cannot receive certificated (physical) notes in exchange for your beneficial interest in a global note.

•

You will not be considered to be the owner or holder of a global note or any notes it represents under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, you must rely on the procedures of DTC and, if you are not a direct or indirect participant in DTC, on the procedures of the participant through which you own your interest, to exercise any rights of a holder of notes under the indenture or a global note.

•	All payments on a global note will be made to DTC or its nominee, and all notices to holders of notes, including any redemption notices, will be delivered to DTC or its nominee.

The laws of some jurisdictions may require that specified purchasers of securities take physical delivery of those securities in definitive (i.e., certificated) form. Accordingly, your ability to transfer your beneficial interests in a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of an investor holding an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of their interest, may be affected by the lack of a physical definitive security evidencing their interest.

Investors will be able to make and receive payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through Euroclear and Clearstream only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who wish to transfer their beneficial interests in the global notes held through Clearstream or Euroclear, or to receive or make a payment or delivery or exercise any other right with respect to those interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, these investors may need to exercise rights that expire on a particular day before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between DTC and Euroclear or Clearstream, and those transactions may settle later than transactions effected within one clearing system.

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests. Because of time-zone differences, credits of interests in notes held through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits, or any transactions in those notes settled during such processing, will be reported to the relevant Clearstream or Euroclear participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures, and may discontinue those procedures at any time.

Book-entry procedures

Ownership of beneficial interests in a global note will appear, and transfer of those interests can be made, only on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf). Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee, whom we refer to as participants, and persons that may directly or indirectly hold beneficial interests through participants can own a beneficial interest in a global note.

DTC has advised us as follows:

•

With respect to any distributions of principal of or any interest or premium on a global note, DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds with payments in amounts proportionate to their respective beneficial interests in the global note as shown on DTC’s records. Payments by these participants to the beneficial owners of the notes will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each participant and not of DTC, the paying agent, or us, subject to applicable statutory or regulatory requirements.

•

Purchases of interests in a global note must be made by or through direct participants, which will receive a credit for their interests on DTC’s records. Your ownership interest in a global note is in turn to be recorded on the direct and indirect participants’ records. You will not receive written confirmation from DTC of your purchase, though you are expected to receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the participant through which you entered into the transaction. Transfers of ownership interests in a global note are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of the beneficial owners.

•	If we redeem a global note in part, DTC’s practice is to determine by lot the amount of the interest of each direct participant holding an interest in the global note to be redeemed.

•

Neither DTC nor Cede (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s applicable procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date for any action by the holders of notes. The omnibus proxy assigns Cede’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

•

DTC will take any action permitted to be taken by a holder of a note (including the presentation of the note for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of that portion of the principal amount of the global note as to which that participant has, or those participants have, given direction.

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which we refer to as DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing

Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic computerized book-entry transfers and pledges between direct participants’ accounts.

•

Direct participants include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to other entities such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Clearstream and Euroclear, respectively, and are subject to change by them from time to time. Neither we, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or their participants directly to discuss these matters.

Neither we, the underwriters nor the trustee have any responsibility or liability for any aspect of the records of DTC, Clearstream or Euroclear, or any of their respective participants, relating to beneficial interests in any global note, including for payments of interest and premium, if any, on and principal of any global note. Neither we, the underwriters nor the trustee are responsible for maintaining, supervising or reviewing any of those records.

The information in this section concerning DTC, Clearstream and Euroclear, and their respective book-entry systems, has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Certificated notes

No global note for a particular series will be registered in the name of any person, or exchanged for certificated notes of that series that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•

DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note of that series or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary;

•	subject to the arrangements then existing between us and DTC, we elect in our sole discretion not to have the notes of that series represented by a global note; or

•	an event of default with respect to the notes of that series has occurred and is continuing, and DTC requests the issuance of certificated notes.

In those circumstances, DTC will determine the persons in whose names any notes issued in exchange for the global note will be registered, and we will issue certificated notes to those persons upon surrender by DTC of the global note. Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of a global note. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Holders of certificated notes, if so issued, can transfer or exchange their notes, duly endorsed or accompanied by a written instrument of transfer satisfactory to us and the security registrar, without service charge, upon reimbursement of any taxes or government charges, at the trustee’s corporate trust office or at any other office we maintain for those purposes.

Material U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations the Department of Treasury has promulgated under the Code, which we refer to as Treasury regulations, judicial authority, published administrative positions of the U.S. Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary only describes the material U.S. federal income tax considerations relevant to beneficial owners of notes that purchase the notes in this offering at a price equal to the price set out on the cover page of this prospectus supplement, and that will hold the notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to address all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, such as the impact of the unearned income Medicare contribution tax, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, S corporations, partnerships or other entities treated as partnerships for U.S. federal income tax purposes or investors in such entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States, and taxpayers subject to the alternative minimum tax. This summary also does not discuss the tax considerations applicable to persons that hold notes as part of a hedge, straddle, synthetic security or conversion transaction, persons that purchase or sell notes as part of a wash sale for tax purposes, or situations in which the “functional currency” of a U.S. holder (as described below) is not the U.S. dollar. Moreover, the effect of any applicable U.S. federal estate or gift, state, local or non-U.S. tax laws is not discussed.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Certain contingent payments

In certain circumstances, we may be obligated to redeem all of the outstanding Special Mandatory Redemption Notes at a redemption price equal to 101% of the aggregate principal amount of such notes plus accrued and unpaid interest on the principal amount of such notes to, but not including, the special mandatory redemption date. This contingency could subject the Special Mandatory Redemption Notes to the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under applicable U.S. Treasury regulations, potential payments arising out of this contingency should not cause the Special Mandatory Redemption Notes to be treated as contingent payment debt instruments if, as of the dates the Special Mandatory Redemption Notes are issued, there is only a remote likelihood any such payments will occur, such payments are incidental or certain other exceptions apply. We believe and intend to take the position that the foregoing contingency should not result in the Special Mandatory Redemption Notes being treated as contingent payment debt instruments. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS were to successfully challenge this position, the amount, timing and character of payments under the Special Mandatory Redemption Notes may differ, which could increase the present value of a holder’s U.S. federal income tax liability with respect to the Special Mandatory Redemption Notes. The remainder of this discussion assumes that the Special Mandatory Redemption Notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. holders

A U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

In the case of a beneficial owner of notes that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of the notes to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, then you should consult your own tax advisors.

Payment of interest

Stated interest on a note will be included in the gross income of a U.S. holder as ordinary income at the time the interest is accrued or received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption, retirement or other taxable disposition of the notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) the holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note (less any portion allocable to any accrued and unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed). A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to that holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In general, long-term capital gains of a non-corporate U.S. holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. U.S. holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

Information reporting and backup withholding

In general, we and other payors must report certain information to the IRS with respect to payments of principal, premium, if any, and interest on a note, and payments of the proceeds of the sale or other disposition of a note, to certain non-corporate U.S. holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding at a rate of 28% if:

•	the payee fails to furnish a taxpayer identification number, which we refer to as a TIN, to the payor or to establish an exemption from backup withholding;

•	the IRS notifies the payor that the TIN furnished by the payee is incorrect;

•	there has been a notified payee underreporting described in section 3406(c) of the Code; or

•	the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. holders

A non-U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder (as that term is defined above under “U.S. holders”).

The following discussion applies only to non-U.S. holders, and assumes that no item of income, gain, deduction or loss derived by the non-U.S. holder in respect of the notes at any time is effectively connected with the conduct of a U.S. trade or business by such non-U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, investors in pass-through entities that are subject to special treatment under the Code, and certain former citizens or residents of the United States. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payment of interest

Subject to the discussion of backup withholding and FATCA below, interest paid on a note by us or any paying agent to a non-U.S. holder will be exempt from U.S. income and withholding tax under the “portfolio interest exemption,” provided that (i) the non-U.S. holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of our stock entitled to vote; (ii) the non-U.S. holder is not a controlled foreign corporation related to us, directly or indirectly, through stock ownership; (iii) the non-U.S. holder is not a bank that acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (iv) either (a) the non-U.S. holder provides to us or our paying agent an IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-U.S. status in compliance with applicable law and regulations or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the non-U.S. holder provides a statement to us or our paying agent, signed under penalties of perjury, in which it certifies that an IRS Form W-8BEN or W-8BEN-E, as applicable (or a suitable substitute form), has been received by it from the non-U.S. holder or qualifying intermediary and furnishes a copy of that form to us or our paying agent.

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to that holder generally will be subject to U.S. withholding tax at the rate of 30%, unless that holder provides us or our paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of the withholding tax under the benefits of an applicable tax treaty.

Sale, exchange, redemption, retirement or other disposition of notes

Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of a note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “Non-U.S. holders—Payment of interest”) unless the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. If a non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange or redemption of a note, and certain other requirements are met, then that holder generally will be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any realized gain, which may be offset by certain United States source losses.

Information reporting and backup withholding

The amount of interest paid to a non-U.S. holder and the amount of tax, if any, withheld from that payment generally must be reported annually to the non-U.S. holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-U.S. holder is resident.

Provided that a non-U.S. holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN or W-8BEN-E, as applicable) or otherwise establishes an exemption, that holder generally will not be subject to backup withholding with respect to interest payments on, and the proceeds from the disposition of, a note, unless we or our paying agent know or have reason to know that the holder is a U.S. person. Additional information reporting and backup withholding rules may be applicable to certain non-U.S. holders who hold notes through brokers or other agents, and these non-U.S. holders should consult their own tax advisors regarding compliance with those rules.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code (provisions commonly referred to as FATCA), a 30 percent U.S. federal withholding tax may apply to interest income paid on a note and, for a disposition of a note occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in the legislation) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Non-U.S. holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their ownership and disposition of notes.

Underwriting

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, and Wells Fargo Securities, LLC, have severally agreed to purchase from us the following respective principal amounts of notes listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriter	Principal amount of 2020 notes	Principal amount of 2022 notes	Principal amount of 2025 notes	Principal amount of 2028 notes	Principal amount of 2047 notes
J.P. Morgan Securities LLC	$395,000,000	$592,500,000	$592,500,000	$790,000,000	$888,750,000
Credit Suisse Securities (USA) LLC	87,500,000	131,250,000	131,250,000	175,000,000	196,875,000
Goldman Sachs & Co. LLC	87,500,000	131,250,000	131,250,000	175,000,000	196,875,000
Wells Fargo Securities, LLC	87,500,000	131,250,000	131,250,000	175,000,000	196,875,000
Lloyds Securities Inc.	57,500,000	86,250,000	86,250,000	115,000,000	129,375,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	57,500,000	86,250,000	86,250,000	115,000,000	129,375,000
Mizuho Securities USA LLC	57,500,000	86,250,000	86,250,000	115,000,000	129,375,000
BNP Paribas Securities Corp.	30,000,000	45,000,000	45,000,000	60,000,000	67,500,000
Deutsche Bank Securities Inc.	30,000,000	45,000,000	45,000,000	60,000,000	67,500,000
MUFG Securities Americas Inc.	30,000,000	45,000,000	45,000,000	60,000,000	67,500,000
ANZ Securities, Inc.	10,000,000	15,000,000	15,000,000	20,000,000	22,500,000
BNY Mellon Capital Markets, LLC	10,000,000	15,000,000	15,000,000	20,000,000	22,500,000
Scotia Capital (USA) Inc.	10,000,000	15,000,000	15,000,000	20,000,000	22,500,000
SMBC Nikko Securities America, Inc.	10,000,000	15,000,000	15,000,000	20,000,000	22,500,000
UniCredit Capital Markets LLC	10,000,000	15,000,000	15,000,000	20,000,000	22,500,000
U.S. Bancorp Investments, Inc.	10,000,000	15,000,000	15,000,000	20,000,000	22,500,000
Academy Securities, Inc.	4,000,000	6,000,000	6,000,000	8,000,000	9,000,000
Blaylock Van, LLC	4,000,000	6,000,000	6,000,000	8,000,000	9,000,000
Drexel Hamilton, LLC	4,000,000	6,000,000	6,000,000	8,000,000	9,000,000
Mischler Financial Group, Inc.	4,000,000	6,000,000	6,000,000	8,000,000	9,000,000
The Williams Capital Group, L.P.	4,000,000	6,000,000	6,000,000	8,000,000	9,000,000

Total	$1,000,000,000	$1,500,000,000	$1,500,000,000	$2,000,000,000	$2,250,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes initially to the public at the initial public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of 0.150% of the principal amount of the 2020 notes or 0.200% of the principal amount of the 2022 notes or 0.250% of the principal amount of the 2025 notes or 0.300% of the principal amount of the 2028 notes or 0.500% of the principal amount of the 2047 notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.150% of the principal amount of the 2020 notes or 0.175% of the principal amount of the 2022 notes or 0.200% of the principal amount of the 2025 notes or 0.225% of the principal amount of the 2028 notes or 0.250% of the principal amount of the 2047 notes to other dealers. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.

We estimate that our expenses of this offering, excluding underwriting discounts and commissions, will be approximately $16 million. The underwriters have agreed to reimburse certain costs and expenses related to this offering.

We have agreed to indemnify the several underwriters and their officers, directors and controlling persons against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments any of those persons may be required to make in respect of any of these liabilities.

The notes are new issues of securities with no established trading market. The notes will not be listed on any securities exchange. The underwriters have advised us that they may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. If the underwriters engage in these transactions, they may discontinue doing so at any time.

Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters or their respective affiliates have from time to time performed various financial advisory, commercial banking, investment banking, or hedging services for us, including repurchases of Northrop Grumman common stock, in the ordinary course of their respective businesses, for which they have received customary fees and reimbursement of expenses. Certain of the underwriters or their affiliates are lenders, and are also agents, under our revolving credit facility, and certain of the underwriters or their affiliates have agreed to provide us with interim financing in an aggregate amount of up to $8.5 billion under the Bridge Facility for the Orbital ATK Acquisition. In addition, certain of the underwriters or their affiliates are lenders under Orbital ATK’s existing term loan facility and its revolving credit facility. These facilities are expected to be repaid in connection with the consummation of the Orbital ATK Acquisition, in which case such underwriters or such affiliates will receive a portion of the amounts repaid under these facilities. To the extent that any of the underwriters or their affiliates own any of the outstanding shares of Orbital ATK, they will, if the Orbital ATK Acquisition is consummated, receive a portion of the net proceeds of the offering that are used to fund the consideration that Orbital ATK stockholders will receive pursuant to the Merger Agreement.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

We expect to deliver the notes against payment for the notes on October 13, 2017, which is the third business day following pricing (“T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

European economic area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of notes which are the subject of an offering contemplated in this prospectus supplement or the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor any underwriter has authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or any underwriter to publish a prospectus for such offer.

In relation to each Relevant Member State of the European Economic Area, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the notes to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Each underwriter has agreed that it will not knowingly offer, sell or deliver any of the notes in any other jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws of that jurisdiction, and that it will take at its own expense whatever action is required to permit its resale of the notes in such a jurisdiction.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering circular (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Validity of the notes

Cravath, Swaine & Moore LLP, New York, New York will issue an opinion about the validity of the notes for us. The validity of the notes offered hereby is being passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

Experts

The consolidated financial statements of Northrop Grumman Corporation and subsidiaries (the “Company”) incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to our unaudited interim financial information for the periods ended March 31, 2017 and 2016 and June 30, 2017 and 2016, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

Northrop Grumman Corporation

SENIOR DEBT SECURITIES

COMMON STOCK

We may offer and sell any combination of the securities described in this prospectus from time to time in one or more offerings, in one or more series and in amounts, at prices and on terms that we will determine at the time of the offering.

We will provide the specific terms of the securities, including their offering prices, and the methods by which we will sell them, in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplements carefully before you make your investment decision.

We may offer and sell the securities on an immediate, continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods.

Northrop Grumman’s common stock is listed on The New York Stock Exchange under the symbol “NOC”.

Investing in these securities involves certain risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2017.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Northrop Grumman” are to Northrop Grumman Corporation, and references to “we,” “our,” “us” or similar references are to Northrop Grumman and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, Northrop Grumman may from time to time sell, either separately or together, senior debt securities or common stock, in one or more offerings to the public. This prospectus provides you with a general description of these securities.

Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.” If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in that prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should read this prospectus, including the documents incorporated by reference in this prospectus, when making your investment decision. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations, cash flows and/or prospects may have changed materially since those dates.

WHERE YOU CAN FIND MORE INFORMATION

Northrop Grumman files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the internet at http://www.sec.gov that contains reports, proxy statements and other information that we file electronically with the SEC. Copies of certain information filed by us with the SEC are also available on our website at www.northropgrumman.com. Our website is not a part of, and is not incorporated by reference into, this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in, and the exhibits to, the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

We are “incorporating by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference in this prospectus the documents listed below (File No. 001-16411) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the initial filing of the registration statement that contains this prospectus and prior to the time that the offering of the securities under the registration statement is terminated or completed (in each case, other than those documents or the portions of those documents not deemed to be filed):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2017);

•	Current Reports on Form 8-K filed on February 22, 2017 and February 28, 2017; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on March 28, 2001, including any amendments or reports filed for the purpose of updating such description.

You may obtain copies, without charge, of documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us as follows:

Jennifer C. McGarey

Corporate Vice President and Secretary

2980 Fairview Park Drive

Falls Church, Virginia 22042

(703) 280-2900

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS AND IMPORTANT FACTORS

This prospectus and the information we are incorporating by reference contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” “anticipate,” “trends,” “goals” and similar expressions generally identify these forward-looking statements. Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified under Item 1A, Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2016 and other important factors disclosed in our reports, and from time to time in our other filings with the SEC.

You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

NORTHROP GRUMMAN CORPORATION

Northrop Grumman Corporation is a leading global security company. We offer a broad portfolio of capabilities and technologies that enable us to deliver innovative products, systems and solutions for applications that range from undersea to outer space and into cyberspace. We provide products, systems and solutions in autonomous systems; cyber; command, control, communications and computers, intelligence, surveillance, and reconnaissance (C4ISR); strike; and logistics and modernization. We participate in many high-priority defense and government programs in the United States (U.S.) and abroad. We conduct most of our business with the U.S. Government, principally the Department of Defense (DoD) and intelligence community. We also conduct business with foreign, state and local governments, as well as commercial customers.

Our principal executive offices are located at 2980 Fairview Park Drive, Falls Church, Virginia 22042, and our telephone number is (703) 280-2900.

We maintain an internet site at http://www.northropgrumman.com. The information contained at our internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. These purposes may include repayment of debt, repurchase of our common stock, working capital needs, capital expenditures, acquisitions and any other general corporate purpose.

DESCRIPTION OF SENIOR DEBT SECURITIES

The following description of senior debt securities, which we refer to as the debt securities, sets forth the general terms and provisions of the debt securities we may offer. The specific terms of any debt securities we offer and the extent to which these general terms and provisions apply to those debt securities will be described in a prospectus supplement.

Northrop Grumman may issue the debt securities in one or more series under the indenture dated as of November 21, 2001, which we refer to as the base indenture, as supplemented and/or amended by (i) the first supplemental indenture dated as of July 30, 2009, between Northrop Grumman and The Bank of New York Mellon, which we refer to as the trustee, (ii) the third supplemental indenture dated as of March 30, 2011, by and among Titan II, Inc. (formerly known as Northrop Grumman Corporation), the trustee and Titan Holdings II, L.P. and (iii) the fourth supplemental indenture dated as of March 30, 2011, by and among Titan Holdings II, L.P., the trustee and Northrop Grumman (formerly known as New P, Inc.). We refer to the base indenture as modified by the supplemental indentures, and as further amended and/or supplemented, as the indenture. If we use a different indenture trustee for any series of debt securities, we will provide the details in a prospectus supplement.

We have summarized some of the material provisions of the indenture on the following pages. The summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture, including definitions of various terms contained in the indenture. The base indenture and the supplemental indentures are exhibits to the registration statement of which this prospectus is a part. We encourage you to read the indenture. If you would like more information on the indenture, see “Where You Can Find More Information” on how to obtain copies of the indenture. Section references in the summary below are to the section in the base indenture as such section may have been modified by the supplemental indentures.

Terms

The indenture provides for the issuance of debt securities in one or more series. A prospectus supplement relating to any series of debt securities we offer will describe the specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the person who will receive interest payments on any debt securities, if other than the registered holder;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest and the date from which such interest will accrue;

•	the dates on which interest will be payable and the related record dates;

•	whether any index, formula or other method will determine payments of principal, premium or interest and the manner of determining the amount of such payments;

•	the place or places of payments on the debt securities;

•	whether and on what terms the debt securities are redeemable;

•	any mandatory or optional sinking fund or purchase fund or analogous provisions;

•	the denominations of the debt securities if other than $1,000 or multiples of $1,000;

•	the currency or currency units of principal, premium and interest payments if other than U.S. dollars;

•	any deletions from, changes in or additions to the events of default or the covenants specified in the indenture;

•	any trustees, authenticating or paying agents, transfer agents, registrars or other agents for the debt securities;

•	whether the debt securities are subject to defeasance or covenant defeasance;

•	any conversion or exchange features of the debt securities;

•	whether we will issue the debt securities as original issue discount securities for federal income tax purposes;

•	any special tax implications of the debt securities;

•	whether the debt securities will be issued in whole or in part in temporary or permanent global form and, if so, the initial depositary with respect to the global security;

•	the terms of payment upon acceleration; and

•	any other material terms of the debt securities. (Section 301)

We may issue debt securities that are convertible into or exchangeable for our common stock. If we issue convertible or exchangeable debt securities, we will provide additional information in a prospectus supplement.

We may sell debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is different than market rates.

Ranking of Debt Securities

The debt securities will be our senior unsecured obligations and will rank equally and ratably in right of payment with all of our other unsecured and non-subordinated indebtedness.

Denomination, Form, Payment and Transfer

Normally, we will denominate and make payments on debt securities in U.S. dollars. If we issue debt securities denominated, or with payments, in a foreign or composite currency, the applicable prospectus supplement will specify the currency or composite currency. (Section 301)

We may from time to time issue debt securities in certificated form. This means that holders will be entitled to receive certificates representing the debt securities registered in their name. You can transfer or exchange debt securities in certificated form without service charge, upon reimbursement of any taxes or government charges. You can make this transfer or exchange at the trustee’s corporate trust office or at any other office we maintain for such purposes. If the debt securities are in certificated form, we can pay interest by check mailed to the person in whose name the debt securities are registered on the days specified in the indenture. (Sections 301 and 305)

Global Notes

We may issue the debt securities of a particular series in whole or in part in the form of one or more global notes that will be issued to and registered in the name of a depositary, which we refer to as the depositary, or its nominee, identified in the prospectus supplement relating to that series. Global notes may be issued only in fully registered form and in either temporary or permanent form. Unless and until a global note is exchanged in whole or in part for certificated debt securities, a global note may only be transferred as a whole between the depositary (or its successor) and its nominees. (Section 305)

While the specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to that series, we anticipate that the following provisions will generally apply to depositary arrangements for global notes.

Upon the issuance of a global note, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the persons who beneficially own the global note to their accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents through whom we sold the debt securities, or by us if we offer and sell the debt securities directly. Ownership of beneficial interests in a global note will be limited to persons that have accounts with the depositary, whom we refer to as participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of beneficial owners other than participants). The laws of some states require that certain purchasers of securities must take physical delivery of debt securities in definitive, certificated form. These requirements may impair our ability to sell, and the ability of a purchaser to transfer, beneficial interests in a global note.

So long as the depositary or its nominee is the registered owner of a global note, the depositary or its nominee will be considered the sole owner or “Holder” of the debt represented by the global note for all purposes under the indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have any of the debt represented by the global note registered in their individual names, will not receive or be entitled to receive certificates representing debt securities in definitive form, and will not be considered the owners or “Holders” of the debt securities under the indenture. Accordingly, investors who hold an interest in global debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of the debt securities although the depositary or its nominee may choose to grant proxies or otherwise allow owners of beneficial interests in the debt securities to take action which the depositary as “Holder” is entitled to take.

Payments of principal and interest, if any, on a global note registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the registered owner of the global note. Neither we nor the trustee, any paying agent or the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary or its nominee, immediately upon receipt of any payment of principal or interest in respect of a global note, will credit the accounts of the applicable participants with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global note, as shown on the records of the depositary or its nominee. We further expect that payments by participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers. These payments will, however, be the sole responsibility of the participants. We have no control over the practices of the depositary or the participants, and there can be no assurance that these practices will not be changed.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue certificated debt securities of that series in exchange for the global note held by that depositary. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any series of debt securities represented by one or more global notes and, in that event, will issue certificated debt securities of that series in exchange for the global note. Further, if an Event of Default with respect to any series represented by a global note has occurred and is continuing, the global note may be exchanged for certificated debt securities. In that case, each owner of a beneficial interest in a global note will be entitled to physical delivery of certificated debt securities of the series represented by the global note equal in principal amount to that owner’s beneficial interest, and to have those debt securities registered in its name.

Payments

We will pay interest to direct holders listed in the registrar’s records at the close of business on the record date specified in the applicable prospectus supplement, which usually falls about two weeks in advance of each due date for interest, even if the holder on the record date no longer owns the debt security on the interest payment date. (Section 307) Holders buying and selling debt securities must make their own arrangements to account for the issuer’s payment of all the interest for an interest period to the person who was the registered holder on the record date.

If any amount payable on any debt security remains unclaimed at the end of two years after the amount became due and payable, the paying agent or trustee will return that amount to us. (Section 1003)

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following are events of default under the indenture with respect to any series of issued debt securities:

•	failure to:

•	pay the principal or any premium on any debt security of that series when due;

•	pay interest on any debt security of that series within 30 days of when due;

•	deposit any sinking fund payment on any debt security of that series when due; or

•	perform any other covenant in the indenture applicable to that series and the issuer or guarantor, if applicable, that continues for 90 days after we have been given written notice of the failure by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; or

•	the occurrence of specified bankruptcy, insolvency or reorganization events. (Section 501)

An event of default for one series of debt securities does not necessarily constitute an event of default for any other series under the indenture.

If the specified bankruptcy, insolvency or reorganization events occur, the entire principal of all the debt securities of that series will be due and payable immediately. If any other event of default occurs and continues, the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, and we cure the event of default in the manner specified in the indenture, the holders of a majority of the aggregate outstanding principal amount of the debt securities of that series can void the acceleration of payment. (Section 502)

The indenture provides that the trustee has no obligation to exercise any of its rights at the direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 603) If they provide this indemnification, the holders of a majority in principal amount of any series of debt securities have the right to direct any proceeding, remedy, or power available to the trustee with respect to that series, subject to certain limitations. (Section 512)

Obligations Under the Indenture

Unless specified otherwise in the applicable prospectus supplement, the following covenants will apply to any series of debt securities issued under the indenture.

Limitations on Liens. The indenture restricts our ability to encumber specified types of our assets or those of our restricted subsidiaries. If we, or any restricted subsidiary, pledges or mortgages any principal property, or any stock or indebtedness of any restricted subsidiary, to secure any debt or guarantee of debt, then for as long as the debt or guarantee is secured by the property, we or our restricted subsidiary will be obligated to pledge or mortgage the same property to the trustee to secure the debt securities on an equal and ratable basis with such other secured debt, unless an exception applies. Restricted subsidiary means any of our direct or indirect subsidiaries that has substantially all of its assets located in the United States and carries on substantially all of its business in the United States, or that holds substantially all of its assets in the form of ownership of other restricted subsidiaries. Principal property means any manufacturing plant or facility located in the continental United States which is owned by us or any of our restricted subsidiaries, unless our board of directors determines the plant or facility is not of material importance to our total business and the business of our restricted subsidiaries.

This limitation is subject to exceptions. We may encumber our assets without equally and ratably securing the debt securities if the encumbrance is a permitted lien, without regard to the amount of debt secured by the encumbrance. We may also encumber assets if the amount of all of our debt and the debt of our restricted subsidiaries secured by encumbrances on any principal property, or any stock or indebtedness of any restricted subsidiary, other than the permitted liens, does not exceed the greater of $1,000,000,000 or 10% of our consolidated net tangible assets. Consolidated net tangible assets means our total assets, including the assets of our subsidiaries, as reflected in our most recent balance sheet, less current liabilities (other than the current portion of debt and capital leases, notes and loans payable and deferred income taxes), goodwill, patents and trademarks and unamortized debt discount. Permitted liens include:

•	liens on a corporation’s property, stock or indebtedness at the time it becomes a restricted subsidiary;

•	liens on property at the time we or a restricted subsidiary acquires the property;

•	liens securing debt owing by a restricted subsidiary to us or another of our restricted subsidiaries;

•	liens existing at the time the indenture became effective;

•	liens on property of an entity at the time it is merged into or consolidated with us or a restricted subsidiary or at the time we or any restricted subsidiary acquires all or substantially all of the assets of the entity;

•	liens in favor of any governmental customer to secure payments or performance pursuant to any contract or statute, or to secure indebtedness we incur or guarantee with respect to the acquisition or construction of the property subject to the liens; and

•	any renewal, extension or replacement for any lien permitted by one of the exceptions described above. (Section 1009)

Limitations on Sale Leaseback Arrangements. The indenture also restricts our ability and the ability of any of our restricted subsidiaries to enter into sale-leaseback transactions with respect to any principal property. A sale-leaseback transaction is permitted if we or the restricted subsidiary would be permitted to incur indebtedness secured by the principal property at least equal in amount to the attributable debt with respect to the transaction, or the greater of the net proceeds of the sale or the attributable debt with respect to the transaction is used to prepay our long-term debt or the long-term debt of any restricted subsidiary (other than debt owed to us or another restricted subsidiary). Sale-leaseback transaction means, subject to some exceptions, an arrangement pursuant to which we, or a restricted subsidiary, transfers a principal property to a person and leases it back from that person. Attributable debt for a sale-leaseback transaction means the lesser of the fair market value of the property, as determined by our board of directors, or the present value of the obligation of the lessee for net rental payments during the remaining term of the lease. (Section 1010)

The indenture will not otherwise limit our ability to incur additional debt, except as otherwise described in a prospectus supplement.

Certain Other Covenants

The indenture contains certain other covenants, including among other things, maintenance of corporate existence and other properties and payment of taxes.

Consolidation, Merger or Sale

Under the indenture, we may not consolidate with or merge into another entity, transfer our assets substantially as an entirety to another entity, permit any entity to consolidate with or merge into us, or acquire the assets substantially as an entirety of another entity, unless:

•	the successor entity is a U.S. entity that is a corporation, limited liability company, partnership or trust and assumes all of our obligations, as applicable, under the outstanding debt securities and the indenture;

•	immediately following the transaction, no event of default and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

•	an officers’ certificate and a legal opinion have been delivered to the trustee confirming that the transaction is being effected in compliance with the indenture. (Section 801)

Defeasance and Covenant Defeasance

Any series of issued debt securities may be subject to the defeasance and discharge provisions of the indenture. Under those provisions, the debt securities of any series may authorize us to elect:

•	to defease and to discharge us from any and all of our obligations with respect to those debt securities, except for the rights of holders of those debt securities to receive payments on the securities solely from the trust fund established pursuant to the indenture and the obligations to exchange or register the transfer of the securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency with respect to the securities and to hold moneys for payment in trust, which we refer to as a defeasance; or

•	to be released from our obligations with respect to those debt securities to comply with the restrictive covenants which are subject to covenant defeasance, and the occurrence of certain events of default with respect to those restrictive covenants shall no longer be an event of default, which we refer to as a covenant defeasance. (Sections 1302 and 1303)

To invoke defeasance or covenant defeasance with respect to any series of debt securities, we must irrevocably deposit with a trustee, in trust, money or U.S. Government obligations, or both, which will provide money in an amount sufficient to pay all sums due on that series. (Section 1304)

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel stating that holders of the applicable debt securities will not recognize gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if we did not elect the defeasance or covenant defeasance. We may exercise our defeasance option with respect to the securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the securities may not be accelerated by the reference to restrictive covenants which are subject to covenant defeasance. If we do not comply with our remaining obligations after exercising our covenant defeasance option and the securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit in the defeasance trust may be insufficient to pay amounts due on the securities at the time of the acceleration. However, we will remain liable for those payments. (Sections 1302, 1303 and 1304)

Changes to the Indenture

Holders who own more than a majority in principal amount of the outstanding debt securities of a series can agree with us to change the provisions of the indenture relating to that series. However, no change can affect the payment terms or the percentage required to change certain other terms without the consent of all holders of debt securities of the affected series. (Section 902)

We and the trustee may enter into supplemental indentures for other specified purposes and to make changes that would not materially adversely affect the interests of the holders of debt securities issued under the indenture, including the creation of any new series of debt securities, without the consent of all affected holders of those debt securities. (Section 901)

Governing Law

New York law will govern the indenture and the debt securities. (Section 112)

Trustee

The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, serves as the trustee under the indenture. If we use a different trustee for any series of debt securities, we will inform you in a prospectus supplement. In the ordinary course of its business, The Bank of New York Mellon and its affiliates have engaged and may in the future engage in commercial and investment banking transactions with us.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary. We encourage you to read our Amended and Restated Certificate of Incorporation, which has been filed with the SEC and is incorporated by reference into this prospectus.

As of the date of this prospectus, we are authorized to issue 800,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of March 15, 2017, 174,780,038 shares of common stock were outstanding and no shares of preferred stock were outstanding. The number of shares of common stock outstanding does not include shares issuable upon exercise of outstanding awards under our equity compensation plans. The common stock is listed on The New York Stock Exchange under the symbol “NOC”.

Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by our board of directors and only subject to the rights of any then-outstanding series of our preferred stock.

Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders and does not have cumulative voting rights for the election of directors.

Liquidation. If we liquidate, holders of common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any preferred stock that may be outstanding at that time.

Other Rights. Our outstanding common shares are fully paid and nonassessable. The holders of our common stock do not have any preemptive, conversion or redemption rights.

Registrar and Transfer Agent. The registrar and transfer agent for our common stock is Computershare Investor Services.

Some Important Charter and Statutory Provisions. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation which has a class of stock which is listed on a national stock exchange or which has 2,000 or more stockholders of record from engaging in a business combination with an interested stockholder (generally, the beneficial owner of 15% or more of the corporation’s outstanding voting stock) for three years following the time the stockholder became an interested stockholder, unless, prior to that time, the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or if at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination, or if, upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding shares, excluding those held by officers, directors and some employee stock plans. A “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit, other than proportionately as a stockholder, to the interested stockholder.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may effect the distribution of the securities from time to time in one or more transactions either:

•	at a fixed price or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, we will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commission payable by us to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Remarketing firms, underwriters, dealers, agents and other persons may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

Each series of the debt securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any underwriters to whom we sell debt securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

VALIDITY OF THE SECURITIES

Unless the applicable prospectus supplement indicates otherwise, Wilmer Cutler Pickering Hale and Dorr LLP, will issue an opinion about the validity of the senior debt securities and common stock. Underwriters, dealers or agents, who we will identify in a prospectus supplement may have their counsel opine about certain legal matters relating to the securities.

EXPERTS

The consolidated financial statements of Northrop Grumman Corporation and subsidiaries (the “Company”) incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$1,000,000,000 $1,500,000,000 $1,500,000,000 $2,000,000,000 $2,250,000,000	2.080% Senior Notes due 2020 2.550% Senior Notes due 2022 2.930% Senior Notes due 2025 3.250% Senior Notes due 2028 4.030% Senior Notes due 2047

Prospectus supplement

Joint book-running managers

J.P. Morgan	Credit Suisse
Goldman Sachs & Co. LLC	Wells Fargo Securities

BofA Merrill Lynch	Lloyds Securities	Mizuho Securities

Senior co-managers

BNP PARIBAS	Deutsche Bank Securities	MUFG

Co-managers

ANZ Securities	BNY Mellon Capital Markets, LLC	Scotiabank
SMBC Nikko	UniCredit Capital Markets	US Bancorp
Academy Securities	Blaylock Van, LLC	Drexel Hamilton
Mischler Financial Group, Inc.		The Williams Capital Group, L.P.

October 10, 2017